Exhibit 99.1

Specialty Chemical Company China XD Plastics Announces Second Quarter 2020 Financial Results

– Revenue of $283.2 million–

– Net Income of $17.6 million–

HARBIN, China, August 14, 2020 /PRNewswire/ -- China XD Plastics Company Limited (NASDAQ: CXDC) (“China XD,” the “Company” or “we”), one of China’s leading specialty chemical companies engaged in the development, manufacture and sale of polymer composite materials primarily for automotive applications, today announced its financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Financial Highlights

  Revenue was $283.2 million, a decrease of 38.8% YoY and an increase of 95.6% sequentially

  Gross profit was $39.9 million, a decrease of 38.9% YoY and an increase of 667.3% sequentially

  Gross margin was 14.1%, consistent YoY and an increase of 10.5%sequentially

  Net income was $17.6 million, compared to net income of $40.1 million in the same period last year and net loss of $11.0 million sequentially
  EBITDA was $44.9 million, a decrease of 35.9% YoY and an increase of 106.9% sequentially. A description of the adjustments from GAAP net income to EBITDA is detailed in the table captioned "Reconciliation of GAAP and Non-GAAP Results" following this press release.
  Total volume shipped was 56,510 metric tons, down 47.0% YoY and an increase of 99.5% sequentially

"We are pleased with our quarterly results with recovery in both top and bottom lines.” said Jie Han, Chairman of the Board of Directors and Chief Executive Officer. “During the first half of this year, we have witnessed severe disruption in both production and sales of China's auto industry, and the production and sales in the first half of this year showed a year-on-year decline, as the result of the COVID-19 pandemic. Amid the negative economic and industry environment, during the three-month period ended June 30, 2020, China XD proactively fine-tuned its marketing strategy to promote sales of new categories of higher-end products of PA66 and PA6 produced with high-priced raw materials with higher selling price in domestic market. This was evidenced by sales growth in Southwest China, East China and South China, and average RMB sales price increased by 19.7%, partially offset the decreased sales volume of 47.0%. "

"Along the Chinese government recently issued supportive policies toward enterprises reopening, we will continue to focus on our customers’ need, synchronize our production and sales to pursue stable sales increase. At the same time, we will continue to complete our infrastructure projects in Heilongjiang and Sichuan campus as planned, thus bringing the production capacity in Heilongjiang Campus back to 390,000 metric tons and bringing the total capacity of Sichuan base to 300,000 metric tons by the end of 2020. We are confident in our ability to make further inroads into more specialized high-end products for various applications in more other markets."

"We will continue to optimize our management structure and enhance our operating efficiency. We are confident, through our cooperation with Chinese major banks to successfully execute our expansion strategy in multiple regions and sectors, and confident with our core market positioning."Mr. Han concluded.

Second Quarter 2020 Results

Revenues

Revenues were US$283.2 million in the second quarter ended June 30,2020, a decrease of US$179.9 million, or 38.8%, compared to US$463.1 million in the same period of last year. This was due to the decrease of 47.0% in sales volume, and 4.3% negative impact from exchange rate due to depreciation of RMB against US dollars, and partially offset by an increase of 19.7% in the average RMB selling price of our products, as compared with those of the same period of last year.

(i) Domestic market

For the three months ended June 30, 2020, revenue from domestic market decreased by US$162.6 million or 36.5% as a combined result of: (i) a decrease of 46.1% in sales volume; (ii) a depreciation of RMB against USD by 4.3%; and partially offset by (iii) an increase of 22.1 % in the average RMB selling price of our products, as compared with those of last year.

According to the China Association of Automobile Manufacturers, automobile production and sales in China decreased by 16.8% and 16.9%, respectively, for the first half year of 2020 as compared to the same period of 2019.

The weakening in macroeconomic conditions since the outbreak of COVID-19 pandemic in January 2020 continued to exacerbate auto business environment. The Company’s business was negatively impacted and has generated lower revenue during the period from February to April 2020. Thanks to our positive efforts to expand our customer bases and to meet their new requirements, including producing raw materials for PPE such as goggles and masks, to help alleviate the pandemic to our communities and mitigate the negative impact of world pandemic on Chinese auto industry, the Company has begun to recover slowly after May 2020. We had decrease in sales by 43.8% in Northeast China, 28.9% in North China, 16.5% in Central China, and had increase in sales by 54.5% in Southwest China, 41.9% in East China, 27.8% in South China for the three-month period ended June 30, 2020 as compared to the same period of 2019.

As for the RMB selling price, the increase of 22.1% was mainly due to increased sales of new categories of higher-end products of PA66 and PA6 produced with high-priced raw materials with higher selling price in domestic market during the three-month period ended June 30, 2020.

 (ii) Overseas market

For the three-month period ended June 30, 2020, revenues from overseas market was US$0.2 million as compared to US$17.5 million in the same period of 2019.The Dubai facility was temporarily shut down since late February and has not resumed its operation till the current period, which has negatively impacted operations in Dubai facility.

Premium products (PA66, PA6, POM, PPO, Plastic Alloy and PLA) in total accounted for 89.6% of revenues from sales of finished goods in the second quarter of 2020, compared to 83.6% in the prior year period. The Company continued to shift production mix from traditional lower-end products such as PP to higher-end products such as PA66 and PA6, primarily due to (i) greater growth potential of advanced modified plastics in luxury automobile models in China, (ii) the stronger demand as a result of promotion by the Chinese government for clean energy vehicles and (iii) better quality demand from and consumer recognition of higher-end cars made by automotive manufacturers from Chinese and Germany joint ventures, Sino-U.S. and Sino-Japanese joint ventures, which manufacturers tend to use more and higher-end modified plastics in quantity per vehicle in China.

Gross profit was US$39.9 million in the second quarter ended June 30, 2020, compared to US$65.3 million in the same period of 2019, representing a decrease of US$25.4 million or 38.9%. Our gross margin remained consistent at 14.1% for both quarters ended June 30, 2020 and 2019, primarily due to decreased sales of semi-finished goods with lower profit margin, and partially offset by the increased cost for idle capacity as a result of shutdown during the second quarter of 2020.

General and administrative (G&A) expenses were US$3.7 million for the quarter ended June 30, 2020 compared to US$5.8 million in the same period in 2019, representing a decrease ofUS$2.1 million or 36.2%. The decrease was primarily due to the decrease of salary and welfare and miscellaneous expenses as a result of management's cost reduction measure to cope with impact from the COVID-19.

Research and development expenses were US$5.8 million in the quarter ended June 30, 2020 compared with US$9.6 million in the same period in 2019, representing a decrease of US$3.8 million, or 39.6%. This decrease was due to (i) a decrease of US$3.4 million in raw materials consumption; (ii) a decrease of US$0.3 million in depreciation; and (iii) a decrease of US$0.1 million in salary and welfare for R&D personnel. As of June 30, 2020, the number of ongoing research and development projects was 356.

Total operating income was US$30.4 million in the second quarter ended June 30, 2020 compared to US$49.7 million in the same period of 2019, representing a decrease of US$19.3 million or 38.8%. This decrease is primarily due to the lower gross profit, and partially offset by the lower operating expenses.

Net interest expenses were US$15.8 million for the three-month period ended June 30, 2020, compared to $11.6 million in the same period of 2019, representing an increase of US$4.2 million or 36.2%, primarily due to (i) the increase of average short-term and long-term loan balance in amount of US$1,219.8 million for the three-month period ended June 30, 2020 compared to US$882.5 million for the same period in 2019; (ii) the increase of interest expense resulting from the average loan interest rate increased to 5.4% for the three-month period ended June 30, 2020 compared to 5.2% of the same period in 2019.

The effective income tax rates for the three-month periods ended June 30, 2020 and 2019 were negative 12.0% and 6.2%, respectively. The effective income tax rate decreased from 6.2% for the three-month period ended June 30, 2019 to negative 12.0% for the three-month period ended June 30, 2020, primarily due to the increased reversal amount of unrecognized tax benefit.

Net income was US$17.6 million in the second quarter of 2020 compared to a net income of US$40.1 million in the same quarter of 2019, representing a decrease of US$22.5 million, or 56.1%. Basic and diluted earnings per share for the second quarter of 2020 were both US$0.26, compared to US$0.60 earnings per share per share for the same period of 2019.

The average number of shares used in the computation of basic and diluted earnings per share for the three months ended June 30, 2020 was 66.9 million, compared to 50.9 million shares for earnings per share in the prior year period.

Earnings before interest, tax, depreciation and amortization (EBITDA) was $44.9 million for the second quarter of 2020, compared of $70.1 million for the same period of 2019, representing a decrease of $25.2 million, or 35.9%. For a detailed reconciliation of EBITDA, a non-GAAP measure, to its nearest GAAP equivalent, please see the financial tables at the end of this release.

Financial Condition

As of June 30, 2020, the Company had US$290.8 million in the total amount of cash and cash equivalents, restricted cash and time deposits, representing an increase of US$62.4 million or 27.3% as compared to US$228.4 million as of December 31, 2019, mainly due to the financing activity cash inflows. As of June 30, 2020, working capital was US$276.8 million (current assets minus current liabilities) and the current ratio (current assets divided by current liabilities) was 1.2, as compared to the current ratio of 1.0 as of December 31, 2019. Stockholders' equity as of June 30, 2020 was US$876.6 million, increased by 4.8% as compared to US$836.4 million as of December 31, 2019, primarily due to the increase of US$45.9 million noncontrolling interests.

Prepaid expenses and other current assets increased by US$233.6 million or 136.0% primarily due to (i) an increase of US$308.5 million in receivables due from third parties, partially offset by (ii) a decrease of US$42.6 million in trade receivables, and (iii) a decrease of US$26.6 million advances to suppliers for purchasing raw materials. The aggregate short-term and long-term bank loans increased by 34.3% due to using the line of credits to support operating and investing activities in HLJ Xinda Group and Sichuan Xinda. We define the manageable debt level as the sum of aggregate short-term and long-term loans over total assets.

Recent Development

On May 8, 2020, the Board of Directors of the Company received a preliminary nonbinding proposal letter from Mr. Han, our Chairman and Chief Executive Officer, XD. Engineering Plastics Company Limited (together with Mr. Han, the “Buyer Group”), a company incorporated in the British Virgin Islands and wholly owned by Mr. Han, proposing to acquire all of the outstanding shares of common stock of the Company not already beneficially owned by the Buyer Group in a “going-private” transaction. The Board of Directors has established a special committee (the “Special Committee”), consisting of the following independent directors of the Company: Mr. Linyuan Zhai, Mr. Huiyi Chen and Mr. Guanbao Huang, with Mr. Huiyi Chen serving as chairperson of the Special Committee. The Special Committee is responsible for evaluating, negotiating and recommending to the Board any proposals involving a strategic transaction by the Company with one or more third parties. On June 15, 2020, the Company entered into an agreement and plan of merger in connection with the proposed going-private transaction. For details, please refer to the Company’s Form 8-K filed on June 15, 2020. There can be no assurance that the merger agreement or the transactions contemplated thereunder or any alternative transactions will be approved by our stockholders or consummated.

Financial Guidance and Business Outlook

As a result of the outbreak of COVID-19 in the PRC, China Auto Industry production and sales drastically decreased by 16.8% and 16.9% for the first half year of 2020, according to the China Association of Automobile Manufacturers. It has a ripple effect and impact throughout China auto supply chain, including the Company.

Due to the fact that the Company had temporarily closed some of its manufacturing facilities and offices in the PRC in accordance with the requirement of the PRC government, the ongoing COVID-19 pandemic has an ongoing material adverse effect on our business operations. In light of these circumstances and continuing uncertainties, the Company will not be able to forecast its financial guidance for fiscal 2020 until further notice.

About Non-GAAP Financial Measure

To supplement the Company's consolidated financial results presented in accordance with United States Generally Accepted Accounting Principles ("GAAP"), the Company uses in this press release the following measure defined as non-GAAP financial measures by the United States Securities and Exchange Commission: EBITDA. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, please see the table captioned "Reconciliation of GAAP and non-GAAP Results" set forth at the end of this press release. The Company's management believes that this adjusted measure provides investors with a better understanding of how the results relate to the Company's historical performance. This adjusted measure should not be considered an alternative to net income (loss), or any other measure of financial performance presented in accordance with U.S. GAAP, and is not necessarily comparable to a similarly titled measure of any other company. The accompanying tables have more details on the reconciliation between non-GAAP financial measure and its most directly comparable GAAP financial measure.

Conference Call

China XD Plastics’ senior management will host a conference call at 8:00 am Eastern Time on Friday, August 14, 2020, to discuss its second quarter 2020 financial results.

Due to the outbreak of COVID-19, operator assisted conference calls are not available at the moment. All participants must preregister online prior to the call to receive the dial-in details.

Please register in advance of the conference using the link provided below.

http://apac.directeventreg.com/registration/event/4577912 .. Upon registering, you will be provided with participant dial-in numbers, Direct Event passcode and unique registrant ID.

To join the conference, please dial the number you receive, enter the event passcode followed by your unique registrant ID, and you will be joined to the conference instantly.

A recording of the conference call will be available through August 22, 2020 by calling + 1-855-452-5696(for callers in the U.S.), and +61 2 8199 0299 (for International callers) and entering passcode 4577912

A live webcast and replay of the conference call will be available on the investor relations page of the Company’s website at http://chinaxd.net/.

About China XD Plastics Company Limited

China XD Plastics Company Limited, through its wholly-owned subsidiaries, develops, manufactures and sells polymer composites materials, primarily for automotive applications. The Company's products are used in the exterior and interior trim and in the functional components of 31 automobile brands manufactured in China, including without limitation, Audi, Mercedes Benz, BMW, Toyota, Buick, Chevrolet, Mazda, Volvo, Ford, Citroen, Jinbei and VW Passat, Golf, Jetta, etc. The Company's wholly-owned research center is dedicated to the research and development of polymer composites materials and benefits from its cooperation with well-known scientists from prestigious universities in China. As of June 30, 2020, 636 of the Company's products have been certified for use by one or more of the automobile manufacturers in China. For more information, please visit the Company's English website at http://chinaxd.irpass.com/, and the Chinese website at http://www.xdholding.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the U.S.  Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s growth potential in international markets; the effectiveness and profitability of the Company’s product diversification strategy; the impact of the Company’s product mix shift to more advanced products and related pricing policies; the effectiveness, profitability, and the marketability of the Company’s ongoing mix shift to more advanced products; the prospect of the Company’s facilities in various regions. These forward-looking statements can be identified by terminology such as “will,” “expect,” “project,” “anticipate,” “forecast,” “plan,” “believe,” “estimate” and similar statements. Forward-looking statements involve inherent risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the global economic uncertainty, the fluctuation in automotive sales and productions, the development of Company’s expansion plans, the slowdown of China’s automotive industry, the concentration of the Company’s distributors, customers and suppliers,  and other risks detailed in the Company’s filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts:

China XD Plastics Co., Ltd.

Mr. Taylor Zhang, CFO (New York)

Phone: +1 (212) 747-1118

Email: cxdc@chinaxd.net

Financial Tables Follow -

CHINA XD PLASTICS COMPANY LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	3,167,943	17,201,775
Restricted cash	164,738,656	211,231,244
Time deposits	122,890,035	—
Accounts receivable, net of allowance for doubtful accounts	184,384,982	222,072,053
Inventories	678,543,004	642,509,534
Prepaid expenses and other current assets	405,418,146	171,848,122
Total current assets	1,559,142,766	1,264,862,728
Property, plant and equipment, net	813,776,106	830,319,716
Long-term prepayments to equipment and construction suppliers	502,049,222	495,570,421
Operating lease right-of-use assets, net	43,107,997	44,149,955
Other non-current assets	736,988	979,428
Total assets	2,918,813,079	2,635,882,248

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term bank loans, including current portion of long-term bank loans	770,943,894	680,174,859
Bills payable	331,110,954	400,671,063
Accounts payable	48,199,950	57,458,673
Amounts due to related parties	25,876,162	26,251,919
Income taxes payable	28,763,054	26,458,837
Operating lease liabilities, current	1,413,018	1,388,555
Accrued expenses and other current liabilities	76,017,727	86,550,388
Total current liabilities	1,282,324,759	1,278,954,294
Long-term bank loans, excluding current portion	575,452,134	322,456,413
Deferred income	88,298,695	92,639,620
Operating lease liabilities, non-current	14,250,090	14,429,434
Other non-current liabilities	81,846,026	91,028,376
Total liabilities	2,042,171,704	1,799,508,137

Stockholders' equity:
Series B preferred stock	100	100
Common stock, US$0.0001 par value, 500,000,000 shares authorized, 66,969,841 shares issued, 66,948,841 shares outstanding as of June 30, 2020 and December 31, 2019, respectively	6,697	6,697
Treasury stock, 21,000 shares at cost	(92,694)	(92,694)
Additional paid-in capital	184,208,447	184,208,447
Retained earnings	726,696,685	720,159,368
Accumulated other comprehensive loss	(80,085,057)	(67,907,807)
Total equity attributable to China XD Plastics Company Limited	830,734,178	836,374,111
Noncontrolling interest	45,907,197	—
Total stockholders' equity	876,641,375	836,374,111
Commitments and contingencies	—	—
Total liabilities and stockholders' equity	2,918,813,079	2,635,882,248

CHINA XD PLASTICS COMPANY LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three-Month Period Ended June 30,		Six-Month Period Ended June 30,
	2020	2019	2020	2019
	US$	US$	US$	US$

Revenues	283,223,987	463,073,880	428,061,665	764,539,887
Cost of revenues	(243,332,297)	(397,813,194)	(382,932,118)	(648,949,533)
Gross profit	39,891,690	65,260,686	45,129,547	115,590,354

Selling expenses	(46,149)	(247,410)	(162,060)	(525,230)
General and administrative expenses	(3,677,030)	(5,764,593)	(9,707,156)	(14,539,978)
Research and development expenses	(5,803,128)	(9,551,721)	(9,644,920)	(19,613,907)
Total operating expenses	(9,526,307)	(15,563,724)	(19,514,136)	(34,679,115)

Operating income	30,365,383	49,696,962	25,615,411	80,911,239

Interest income	75,426	454,357	341,048	890,136
Interest expense	(15,914,544)	(12,059,242)	(33,830,733)	(29,559,519)
Foreign currency exchange gains (losses)	(177,717)	3,050,612	2,190,422	909,747
Gains on disposal of a subsidiary	—	—	—	518,491
Government grant	1,342,273	1,611,216	11,255,210	3,706,153
Total non-operating expense, net	(14,674,562)	(6,943,057)	(20,074,053)	(23,534,992)

Income before income taxes	15,690,821	42,753,905	5,541,358	57,376,247

Income tax benefit (expense)	1,884,990	(2,642,588)	995,959	(6,284,215)

Net income	17,575,811	40,111,317	6,537,317	51,092,032
Net income attributable to noncontrolling interest	—	—	—	—
Net incomeattributable to China XD Plastics Company Limited	17,575,811	40,111,317	6,537,317	51,092,032

Earnings per common share:
Basic and diluted	0.26	0.60	0.10	0.76

Net Income	17,575,811	40,111,317	6,537,317	51,092,032

Other comprehensive income (loss)
Foreign currency translation adjustment, net of nil income taxes	406,160	(16,713,085)	(12,177,250)	(2,042,284)

Comprehensive income (loss)	17,981,971	23,398,232	(5,639,933)	49,049,748
Comprehensive income (loss) attributable to noncontrolling interest	—	—	—	—
Comprehensive income (loss) attributable to China XD Plastics Company Limited	17,981,971	23,398,232	(5,639,933)	49,049,748

CHINA XD PLASTICS COMPANY LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six-Month Period Ended June 30,
	2020	2019
	US$	US$
Cash flows from operating activities:
Net cash (used in) provided by operating activities	(310,823,681)	92,864,032

Cash flows from investing activities:
Purchase of time deposits	(123,811,692)	—
Purchase of and deposits for property, plant and equipment	(24,747,038)	(52,396,204)
Proceeds from sales of a subsidiary	—	7,376,807
Cash disposed for sales of a subsidiary	—	(3,202)
Net cash used in investing activities	(148,558,730)	(45,022,599)

Cash flows from financing activities:
Proceeds from bank borrowings	638,701,758	1,400,043,299
Repayments of bank borrowings	(283,097,285)	(1,307,643,944)
Capital injection from noncontrolling interests	46,251,494	—
Proceeds from interest-free advances from related parties	1,138,498	67,389,859
Repayments of interest-free advances from related parties	(1,138,498)	(65,152,460)
Payments of issuance cost for syndicated loans	(126,012)	—
Net cash provided by financing activities	401,729,955	94,636,754

Effect of foreign currency exchange rate changes on cash, cash equivalents and restricted cash	(2,873,964)	(2,597,145)
Net (decrease) increase in cash, cash equivalents and restricted cash	(60,526,420)	139,881,042

Cash, cash equivalents and restricted cash at beginning of period	228,433,019	366,991,840
Cash, cash equivalents and restricted cash at end of period	167,906,599	506,872,882

Supplemental disclosure of cash flow information:
Interest paid, net of capitalized interest	33,303,914	29,586,602
Income taxes paid	2,256,375	6,067,051
Non-cash investing and financing activities:
Accrual for purchase of equipment and construction included in accrued expenses and other current liabilities	5,890,438	1,721,729
Reclassification of mandatorily redeemable noncontrolling interesttononcontrolling interest	45,907,197	—

The following table shows a reconciliation of cash, cash equivalents and restricted cash on the condensed consolidated balance sheets to that presented in the above condensed consolidated statements of cash flows.

	June 30,
	2020	2019
	US$	US$
Cash and cash equivalents	3,167,943	194,763,132
Restricted cash	164,738,656	312,109,750
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	167,906,599	506,872,882

CHINA XD PLASTICS COMPANY LIMITED
RECONCILIATION OF GAAP AND NON-GAAP RESULTS
(Amounts expressed in United States Dollars)

	Three-Month Period Ended
	June 30,
	2020	2019

Net income -GAAP	$17,575,811	$40,111,317
Interest expense	15,914,544	12,059,242
Provision for income taxes	(1,884,990)	2,642,588
Depreciation and amortization expense	12,950,084	15,143,020
Amortization of operating lease right-of-use assets	312,112	157,806
EBITDA	44,867,561	70,113,973